EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2023 Results

•Third Quarter Net Income of $111.2 Million and Earnings Per Share of $11.60
•Nine Months Petroleum Additives Operating Profit of $404.0 Million
•Year-to-date $71.9 Million Working Capital Improvement
Richmond, VA, October 25, 2023 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2023.

Net income for the third quarter of 2023 was $111.2 million, compared to net income of $63.2 million for the third quarter of 2022. Third quarter 2023 earnings per share increased to $11.60, up from $6.32 per share in the same period last year. For the first nine months of 2023, net income was $308.5 million, or $32.05 per share, compared to net income of $189.0 million, or $18.60 per share, for the first nine months of 2022.

Petroleum additives sales for the third quarter of 2023 were $663.7 million, compared to $692.7 million for the same period in 2022. Petroleum additives operating profit for the third quarter of 2023 was $139.8 million, compared to $83.0 million for the third quarter of 2022. The increase in operating profit was mainly due to selling prices, including favorable mix, as well as lower raw material costs, partially offset by lower shipments and higher operating costs. Shipments were down 7.7% between quarterly periods, with decreases in both lubricant additives and fuel additives shipments. When comparing the third quarter of 2023 to the same period in 2022, lubricant additives shipments were down in all regions except North America, while all regions except Europe reported decreases in fuel additives shipments.

Sales for the petroleum additives segment for the first nine months of 2023 were $2.0 billion, compared to $2.1 billion in 2022. Petroleum additives operating profit for the first nine months of 2023 was $404.0 million, compared to $261.1 million for the same period in 2022. The increase in operating profit was a result of selling prices, including favorable mix, partially offset by lower shipments and higher operating costs. Shipments decreased 13.5% when comparing the first nine months of 2023 to the same period in 2022, with decreases in both lubricant additives and fuel additives shipments in all regions except Europe, which reported an increase in fuel additives shipments.
Our shipments have been impacted the last several quarters by the overall global economic weakness and inventory rationalization that is affecting the chemical industry. We continue to be challenged by the ongoing inflationary environment impacting us, including our raw material and operating costs. During this period, we have remained focused on controlling operating costs, continuing our investment in technology, and managing our inventory levels, as well as our customer portfolio.

Overall, we are very pleased with the strong performance of our petroleum additives business during the first nine months of 2023. We continue to operate with low leverage and generated solid cash flows during this period. Our working capital improved by $71.9 million, we paid dividends of $63.5 million, and we made payments of $225.0 million on our revolving credit facility. In addition, we repurchased 119,075 shares of our common stock for $42.9 million. Our Net Debt to EBITDA ratio decreased to 1.1 as of September 30, 2023, a significant improvement over the December 31, 2022 ratio of 2.0.

We continue to make decisions to promote long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents and marketable securities. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, October 26, 2023, to review third quarter 2023 financial results. You can access the conference call live by dialing 1-888-506-0062 (domestic) or 1-973-528-0011 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until November 2, 2023, at 3:00 p.m. EDT by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 49169. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/49169. A webcast replay will be available for 30 days.

NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from future acquisitions, or our inability to successfully integrate future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

William J. Skrobacz
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net Sales:
Petroleum additives	$663,719	$692,693	$2,047,679	$2,074,018
All other	3,431	3,356	7,390	8,222
Total	$667,150	$696,049	$2,055,069	$2,082,240
Segment operating profit:
Petroleum additives	$139,820	$83,023	$404,026	$261,130
All other	(764)	(41)	(2,761)	(205)
Segment operating profit	139,056	82,982	401,265	260,925
Corporate unallocated expense	(6,389)	(4,167)	(19,690)	(15,389)
Interest and financing expenses	(9,221)	(8,369)	(30,249)	(24,859)
Loss on early extinguishment of debt	0	0	0	(7,545)
Other income (expense), net	11,036	9,883	33,014	26,312
Income before income tax expense	$134,482	$80,329	$384,340	$239,444
Net income	$111,247	$63,226	$308,454	$189,016
Earnings per share - basic and diluted	$11.60	$6.32	$32.05	$18.60

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Net sales	$667,150	$696,049	$2,055,069	$2,082,240
Cost of goods sold	465,445	547,742	1,459,682	1,621,294
Gross profit	201,705	148,307	595,387	460,946
Selling, general, and administrative expenses	37,386	35,192	114,671	109,303
Research, development, and testing expenses	31,894	34,388	99,008	106,035
Operating profit	132,425	78,727	381,708	245,608
Interest and financing expenses, net	9,221	8,369	30,249	24,859
Loss on early extinguishment of debt	0	0	0	7,545
Other income (expense), net	11,278	9,971	32,881	26,240
Income before income tax expense	134,482	80,329	384,340	239,444
Income tax expense	23,235	17,103	75,886	50,428
Net income	$111,247	$63,226	$308,454	$189,016
Earnings per share - basic and diluted	$11.60	$6.32	$32.05	$18.60
Cash dividends declared per share	$2.25	$2.10	$6.60	$6.30

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	September 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$102,560	$68,712
Trade and other accounts receivable, less allowance for credit losses	427,764	453,692
Inventories	503,411	631,383
Prepaid expenses and other current assets	31,859	38,338
Total current assets	1,065,594	1,192,125
Property, plant, and equipment, net	649,968	659,998
Intangibles (net of amortization) and goodwill	124,620	126,069
Prepaid pension cost	323,055	302,584
Operating lease right-of-use assets, net	64,272	62,417
Deferred charges and other assets	62,886	63,625
Total assets	$2,290,395	$2,406,818
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$215,108	$273,289
Accrued expenses	72,301	89,508
Dividends payable	18,894	17,850
Income taxes payable	6,058	16,109
Operating lease liabilities	13,963	15,569
Other current liabilities	5,880	11,562
Total current liabilities	332,204	423,887
Long-term debt	779,401	1,003,737
Operating lease liabilities - noncurrent	49,093	46,968
Other noncurrent liabilities	157,754	169,819
Total liabilities	1,318,452	1,644,411
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,590,151 at September 30, 2023 and 9,702,147 at December 31, 2022)	1,557	0
Accumulated other comprehensive loss	(66,782)	(71,995)
Retained earnings	1,037,168	834,402
Total shareholders' equity	971,943	762,407
Total liabilities and shareholders' equity	$2,290,395	$2,406,818

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2023	2022
Net income	$308,454	$189,016
Depreciation and amortization	57,665	62,160
Cash pension and postretirement contributions	(7,132)	(7,111)
Working capital changes	71,900	(198,637)
Deferred income tax benefit	(16,336)	(33,685)
Capital expenditures	(34,793)	(40,402)
Net (repayments) borrowings under revolving credit facility	(225,000)	218,000
Repurchases of common stock	(42,864)	(150,754)
Dividends paid	(63,457)	(63,790)
Proceeds from sales and maturities of marketable securities	0	372,846
Redemption of 4.10% senior notes	0	(350,000)
Loss on early extinguishment of debt	0	7,545
Cash costs of 4.10% senior notes redemption	0	(7,099)
Loss on marketable securities	0	2,977
Purchases of marketable securities	0	(787)
All other	(14,589)	(11,611)
Increase (decrease) in cash and cash equivalents	$33,848	$(11,332)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Depreciation, and Amortization (EBITDA)
	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net Income	$111,247	$63,226	$308,454	$189,016
Add:
Interest and financing expenses, net	9,221	8,369	30,249	24,859
Income tax expense	23,235	17,103	75,886	50,428
Depreciation and amortization	16,760	20,143	56,623	60,998
EBITDA	$160,463	$108,841	$471,212	$325,301

Net Debt to EBITDA
			September 30,	December 31,
			2023	2022
Long-term debt, including current maturities			$779,401	$1,003,737
Less: Cash and cash equivalents			102,560	68,712
Net Debt			$676,841	$935,025

			Rolling Four Quarters Ended
			September 30,	December 31,
			2023	2022
Net Income			$398,976	$279,538
Add:
Interest and financing expenses, net			40,592	35,202
Income tax expense			93,654	68,196
Depreciation and amortization			76,400	80,775
EBITDA-Rolling Four Quarters			$609,622	$463,711

Net Debt to EBITDA			1.1	2.0